Exhibit 10-MM
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (hereinafter “Agreement”) is entered into by and between Jay L. Ward (hereinafter “Ward”) and Donaldson Company, Inc. (hereinafter “Donaldson”). Ward and Donaldson hereby agree to the following terms and conditions:
1.Ward hereby resigns his position as Senior Vice President, Industrial Products with Donaldson and his position as a member of any and all boards of directors or boards of managers of any and all of its subsidiaries, joint ventures, and affiliated entities (collectively, “Donaldson Entities”) on which he serves effective as of the close of business on March 1, 2016 (the “Separation Date”). Except as otherwise provided in this Agreement, all of Ward’s employment benefits and privileges ended as of the close of business on the Separation Date.
2.    Within two (2) business days of the Separation Date, Ward will have returned to Donaldson all keys, access devices/cards, records, correspondence, documents, financial data, plans, computers, electronic devices, computer disks, computer tapes, sales reports, customer lists, and any other tangible property or documents (including information stored on any computer or other electronic device of any kind) in his possession or under his control belonging to Donaldson, and he will not retain any copies or reproductions thereof. In the event Ward possesses electronically stored information falling in the categories described in this paragraph, but which he is unable to return to Donaldson, he will destroy such information.
3.    Within five (5) business days of the Separation Date, Ward will submit his final documented expense reimbursement statement reflecting all business expenses incurred through the Effective Date for which Ward seeks reimbursement. Donaldson will reimburse Ward, pursuant to Donaldson policy and regular business practice, within thirty (30) business days after Ward submits such expense reimbursement statement to Donaldson.
4.    In consideration for Ward’s signing of this Agreement, Donaldson will provide the following additional payments and benefits to Ward:
a.    Donaldson will pay Ward, as separation pay, a lump sum payment of five hundred fifteen thousand dollars ($515,000), less all legally required deductions and withholdings, to be paid within ten (10) business days of the Effective Date of this Agreement as defined in paragraph 15 of this Agreement. Per the terms of Donaldson’s Long Term Compensation Plan, Ward acknowledges and agrees that he will not be eligible for any award payments pursuant to any award payments pursuant to cycles XXVI, XXVII and XXVIII of Donaldson’s Long Term Compensation Plan. Per the terms of Donaldson Company, Inc.’s Supplemental Executive Retirement Plan, Ward acknowledges and agrees that he is not eligible for any benefits under the Supplemental Executive Retirement Plan. Per the terms of Ward’s Restricted Stock Award and Donaldson’s 2010 Master Stock Incentive Plan, Ward acknowledges and agrees that he has no other right or interest with respect to the shares of restricted stock granted to Ward on February 25, 2014.
b.    To the extent permitted by law and Donaldson’s current group medical and dental plans, Ward is eligible to continue, following March 31, 2016, for the period of time provided by, and in accordance with, the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), group medical and dental insurance for himself and his eligible dependents at his own expense, and, later to convert to an individual policy if he wishes. Ward will be provided with a separate notice of his COBRA rights. If Ward chooses to elect COBRA continuation coverage, Donaldson will pay the costs of such COBRA continuation coverage for a period of up to twelve (12) months following March 31, 2016, or until such time as coverage is otherwise provided, whichever is less (“COBRA continuation”). After the COBRA continuation period, Ward will be personally responsible for the full payment of the costs of such COBRA continuation coverage. The cost of such COBRA continuation coverage paid by Donaldson will be imputed as income to Ward as required by law and subject to all legally required deductions and withholdings.
c.    Donaldson will provide Ward with outplacement assistance through a mutually agreed upon provider. The maximum amount Donaldson will pay for such outplacement assistance is fifteen thousand dollars ($15,000.00), and any and all payments for such outplacement services will be made by Donaldson directly to the provider, following Donaldson’s receipt of appropriate documentation. Ward will have a period of one (1) year from the date this Agreement is signed by him to utilize this outplacement assistance.
d.    Ward acknowledges and agrees that the payments and benefits provided to him pursuant to this paragraph are over and above anything owed to him by law or contract or under Donaldson policies, and that those payments and benefits are hereby provided to him in exchange for, and are specifically contingent upon, his signing of this Agreement.
5.    Ward understands and agrees that the payments and benefits provided to him under the terms of this Agreement are the only severance pay to which he is entitled, and that he has no right or interest to any other payments in the nature of severance pay, including, but not limited to, payments called for under the terms of the Donaldson Company Inc. Severance Plan.
6.    Ward holds the following options to purchase shares of the common stock of Donaldson pursuant to Donaldson’s 2010 Master Stock Incentive Plan:

Grant Date	Shares Granted	Grant Price
December 10, 2010	33,000	$29.07
December 9, 2011	33,000	$34.88
December 7, 2012	25,500	$33.58
December 9, 2013	23,500	$42.07
December 5, 2014	26,000	$38.78
December 15, 2015	14,750	$28.00

Grant Date	Reload Date	Shares	Price
December 9, 2008	March 9, 2010	17,246	$22.06
December 9, 2008	April 13, 2010	10,788	$23.125
December 11, 2009	January 12, 2011	14,486	$29.965
December 11, 2009	December 2, 2011	6,788	$33.425
December 11, 2009	September 12, 2013	6,335	$38.27
December 4, 2007	March 27, 2014	7,732	$41.79

All of the options to purchase shares of the common stock of Donaldson held by Ward pursuant to Donaldson’s 2010 Master Stock Incentive Plan will be exercised by Ward in accordance with the terms of the respective stock option agreements and Donaldson’s 2010 Master Stock Incentive Plan, as applicable.
7.    The shares of restricted stock granted to Ward on February 25, 2014 pursuant to Donaldson’s 2010 Master Stock Incentive Plan will be forfeited in accordance with the terms of Ward’s Restricted Stock Awards and Donaldson’s 2010 Master Stock Incentive Plan, as applicable.
8.    The payment of benefits to which Ward may be entitled under any non-qualified deferred compensation plan of Donaldson will be made in accordance with Ward’s payment elections, plan terms, and applicable law. For avoidance of doubt, and as required by Section 409A of the Internal Revenue Code (“Section 409A”), Ward will incur a “separation from service” (as that term is defined under Section 409A) on the Effective Date for purposes of all non-qualified deferred compensation plans.
9.    Ward executed an Employee Agreement with Donaldson dated February 26, 2014. Nothing in this Agreement negates or supersedes the Employee Agreement, and all provisions of the Employee Agreement which, by their terms survive the termination of Ward’s employment, continue in full force and effect and are not negated or otherwise affected by this Agreement.
10.    For a period of two (2) years following the Effective Date, Ward will not, directly or indirectly, hire, engage, or solicit any person who is then an employee of Donaldson or who was an employee of Donaldson as of the Effective Date, in any manner or capacity, including, without limitation, as a partner, officer, director, stockholder, employee, consultant, or otherwise.
11.    Neither Ward nor Donaldson’s President and Chief Executive Officer shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Furthermore, Ward agrees not to make any derogatory, unfavorable, negative, or disparaging statements concerning Donaldson or its affiliates, officers, directors, managers, employees, or agents, or their business affairs or performance. Ward further hereby agrees not to comment to others concerning the status, plans, or prospects of the business of Donaldson.
12.    By this Agreement, Ward intends to settle any and all claims that he has or may have against the Donaldson Entities as a result of any matter, fact, or thing occurring prior to the date he signs this Agreement, including, without limitation, any claim arising from or relating to his employment with Donaldson and the cessation of that employment. In consideration of the payments and benefits provided to Ward in this Agreement, he hereby releases, acquits, satisfies, and forever discharges any and all claims he has or may have against the Donaldson Entities, their predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers, for any act or omission that has occurred up through the date he signs this Agreement, whether known or unknown, suspected or unsuspected, concealed or hidden, developed or undeveloped. Ward’s release of claims is intended to extend to and include, among other things, claims of any kind arising under or based upon the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Title VII of the Civil Rights Act, 42 U.S.C. §§ 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise related to employment; any claims based upon, among other things, common law theories of recovery, including, but not limited to, those in contract, quasi-contract, or tort; and any claims based upon any other theory, whether legal or equitable, arising from or relating to any matter, fact, or thing occurring or arising prior to the date Ward signs this Agreement, including, but not limited to, any matter, fact, or thing occurring or arising out of the events giving rise to this Agreement.
13.    Nothing in this Agreement, including, without limitation, the provisions of paragraphs 11, 12, and 17 of this Agreement, will be construed to prevent Ward from filing a charge or a complaint, including a challenge to the validity of this Agreement, with any governmental agency, from reporting possible violations of law or regulation to any governmental agency, from making disclosures to any governmental agency, and/or from participating in or cooperating with any investigation conducted by any governmental agency. Nonetheless, Ward agrees and acknowledges that this Agreement waives any and all claims and rights to monetary or other recovery, to the fullest extent permitted by law. Additionally, nothing in this Agreement purports to waive or release claims that may not be waived or released as a matter of law, or claims based on events, occurrences, or omissions that occur after the date Ward signs this Agreement.
14.    Ward acknowledges and agrees that his resignation from his positions is voluntary and irrevocable and is made without any coercion or undue influence by Donaldson or any of its officers, agents, employees, or representatives. Ward is hereby informed that the terms of this Agreement will be open for acceptance and signature by him for a period of at least twenty-one (21) days during which time he may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day acceptance period.
15.    Ward is hereby informed of his right to revoke (that is, take back) this Agreement insofar as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., by informing Donaldson of his intent to revoke this Agreement within seven (7) calendar days after he signs this Agreement. Ward is hereby further informed of his right to rescind (that is, take back) this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq., by written notice to Donaldson within fifteen (15) calendar days after he signs this Agreement. The seven (7) day revocation period and the fifteen (15) day rescission period shall run concurrently and shall begin on the calendar day after Ward signs this Agreement. Ward is hereby informed that such rescission must be in writing and delivered to Donaldson in care of Donaldson’s General Counsel, by hand or mail, within the applicable time period. If delivered by mail, the rescission must be: (i) postmarked within the applicable period; (ii) sent by certified mail, return-receipt requested; and (iii) addressed as follows: General Counsel, Donaldson Company, Inc., 1400 West 94th Street, Bloomington, Minnesota 55440-1299. This Agreement shall become effective on the sixteenth (16th) day following Ward’s execution of this Agreement, provided that Ward has not revoked or rescinded this Agreement (the “Effective Date”).
16.    Ward understands that, in the event of any such revocation or recession, Donaldson may, at its option, either nullify this Agreement in its entirety or keep it in effect as to all claims not revoked or rescinded in accordance with the revocation and rescission provisions of this Agreement. In the event Donaldson opts to nullify the entire Agreement, Ward understands that Donaldson will have no obligations whatsoever under this Agreement, and Ward agrees that any payments made to him or on behalf of him by Donaldson under this Agreement shall be immediately refunded to Donaldson by Ward. However, Ward’s resignation from Donaldson will be unaffected by any such revocation or recession.
17.    Ward agrees that he will keep the existence of and terms of this Agreement completely confidential and that he will not hereafter disclose any information about this Agreement to anyone. This confidentiality obligation shall apply to all communications, whether oral, written, non-verbal, or in electronic form, e.g., by electronic mail or Internet postings, including, but not limited to, those on “social media” websites. Notwithstanding the foregoing, Ward may disclose the existence of and the terms of this Agreement to his spouse, his attorneys, and his financial and tax advisors, provided that those individuals agree to be bound by the confidentiality obligations contained in this paragraph, and in the course of legal proceedings involving Donaldson or in response to a court order, subpoena, or inquiry by a government agency, or as otherwise required by law. Nothing in this Agreement, including the confidentiality obligation contained in this paragraph, limits or affects Ward’s ability to communicate fully with any governmental agency about this Agreement.
18.    This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, Ward and Donaldson and Ward’s and Donaldson’s respective heirs, successors, and assigns, but Ward may not assign this Agreement without Donaldson’s prior written consent.
19.    This Agreement and any other documents referenced in it are the entire agreement between Ward and Donaldson regarding the cessation of his employment. Ward agrees that this Agreement may only be changed by a written amendment signed by both he and Donaldson.
20.    This Agreement shall not in any way be construed as an admission by Donaldson that it has ever acted wrongly with respect to Ward or any other person, or that Ward has any claims whatsoever against Donaldson, and Donaldson specifically disclaims any liability to, or wrongful acts against, Ward or any other person.
21.    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement shall be governed and interpreted in accordance with the laws of the State of Minnesota. Nothing contained in this Agreement is intended to violate any applicable law, rule, or regulation. If any provision of this Agreement is determined to be unenforceable, Ward agrees that such provision shall be modified so that it is enforceable or, if modification is not possible, that it shall be severed, and the enforceability of the remaining provisions will not be affected or impaired by such modification or severance.
22.    The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission will be deemed delivery of an original. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.
23.    Ward acknowledges that he has read this Agreement, that the provisions of this Agreement are understandable to him, and that he agrees to the conditions and obligations set forth. Further, Ward agrees that he has had adequate time to consider the terms of this Agreement, that he is knowingly, freely, and voluntarily entering into this Agreement with a full understanding of its meaning, and that he hereby is advised to consult with an attorney before signing this Agreement.
IN WITNESS WHEREOF, Ward and Donaldson have executed their agreement by their signatures below.
Dated: __________________            Donaldson Company, Inc.
By
Its

Dated:
                            Jay L. Ward

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